                                                                   Exhibit 10.32


                                                          Agreement No.973676001

                       INTERESTS AND LIABILITIES AGREEMENT

                         IT IS HEREBY MUTUALLY AGREED BY

                    TRENWICK AMERICA REINSURANCE CORPORATION
                            of Stamford, Connecticut
                   (hereinafter referred to as the "Company")

                                       and

                 CERTAIN INSURANCE AND/OR REINSURANCE COMPANIES
               (hereinafter referred to as the "Retrocessionaire")

That the Retrocessionaire shall have a 30.00% participation in the interests and liabilities of the Company as set forth in the instrument attached hereto entitled FIRST CASUALTY RETROCESSIONAL EXCESS OF LOSS REINSURANCE AGREEMENT.

Such participation shall be several and not joint with the participation of other retrocessionaires and the retrocessionaires shall under no circumstances participate in the interests and liabilities, (if any) of the other retrocessionaires in the said instrument.

This interest and liabilities agreement shall attach January 1, 1997 and is subject to the term and cancellation provisions, if any, contained in Article VI of the attached instrument (FIRST CASUALTY RETROCESSIONAL EXCESS OF LOSS REINSURANCE AGREEMENT) which are hereby incorporated by reference into this agreement and which shall apply as though they had been specifically provided for herein.

The instrument to which this agreement is attached, and therefore the interests and liabilities of the retrocessionaires, may be changed, altered and amended as the parties may agree, provided such change, alteration and amendment is evidenced by endorsement to this agreement executed by the Company and the retrocessionaire.

In witness whereof, the parties hereto have executed this agreement in duplicate by their duly authorised representatives as of the undermentioned dates.

At                     this             day of                         19

For and on behalf of :

                           TRENWICK AMERICA REINSURANCE CORPORATION


By                         _________________________________________________
and in London, England, this      day of                                 1997

For and on behalf of :

CERTAIN INSURANCE AND/OR REINSURANCE COMPANIES
(as per the schedule attached)
Hereon: 30.00%

                                      INDEX

                                     to the

                  FIRST CASUALTY RETROCESSIONAL EXCESS OF LOSS
                              REINSURANCE AGREEMENT

                                                                                     Page Number
                                                                                     -----------
ARTICLE I            -      BUSINESS COVERED                                              1

ARTICLE II           -      EXCLUSIONS                                                    1, 2

ARTICLE III          -      AMOUNT OF COVER                                               3

ARTICLE IV           -      ULTIMATE NET LOSS                                             3, 4

ARTICLE V            -      COSTS                                                         4

ARTICLE VI           -      TERM AND CANCELLATION                                         4, 5

ARTICLE VII          -      LIABILITY OF RETROCESSIONAIRE                                 5

ARTICLE VIII         -      ERRORS & OMISSIONS                                            5

ARTICLE IX           -      NET RETAINED LINES                                            5

ARTICLE X            -      TERRITORY                                                     6

ARTICLE XI           -      PREMIUM                                                       6

ARTICLE XII          -      OFFSET                                                        6

ARTICLE XIII         -      LETTER OF CREDIT                                              7

ARTICLE XIV          -      NOTICE OF LOSS AND
                     -      LOSS SETTLEMENTS                                              8

ARTICLE XV           -      AUTOMATIC REINSTATEMENT                                       8

ARTICLE XVI          -      EXCESS OF ORIGINAL POLICY
                            LIMITS                                                        8, 9

ARTICLE XVII         -      EXTRA CONTRACTUAL OBLIGATIONS                                 9

ARTICLE XVIII        -      ACCESS TO RECORDS                                             9

ARTICLE XIX          -      CURRENCY                                                      9, 10

ARTICLE XX           -      ARBITRATION                                                   10

ARTICLE XXI          -      SERVICE OF SUIT                                               10, 11

ARTICLE XXII         -      INSOLVENCY                                                    11, 12

ARTICLE XXIII        -      INTERMEDIARY                                                  12

                                                          Agreement No.973676001

            FIRST CASUALTY RETROCESSIONAL EXCESS OF LOSS REINSURANCE
                                    AGREEMENT

                                     between

                    TRENWICK AMERICA REINSURANCE CORPORATION
                            of Stamford, Connecticut
                   (hereinafter referred to as the "Company")

                                       and

                              the Retrocessionaires
             Subscribing to the Interests and Liabilities Agreements
                       to which this Agreement is attached
               (hereinafter referred to as the "Retrocessionaire")


                                    ARTICLE I

BUSINESS COVERED

This Agreement is to indemnify the Company as set forth in the AMOUNT OF COVER ARTICLE, in respect of the excess liability which may accrue to the Company under all reinsurance binders, acceptances, cover notes, certificates or policies (hereinafter referred to as "Policies") underwritten by the Company and classified by the Company as Casualty facultative business.

                                   ARTICLE II

EXCLUSIONS

This Agreement does not apply to and specifically excludes:

1.      Business classified by the Company as Surety.

2.      Insolvency and Financial Guaranty.

3.      Business classified by the Company as Aviation.

4.      Business classified by the Company as Credit Insurance.

5.      War risks.

6. Nuclear Energy Risks for those territories as appropriate in accordance with the clauses set out below and as are attached hereto:-

        (a) NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - U.S.A. - NMA 1590.

        (b) NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - CANADA - NMA 1979.

        (c) NUCLEAR ENERGY RISKS EXCLUSION CLAUSE (REINSURANCE) (1994) - WORLDWIDE EXCLUDING U.S.A. AND CANADA - NMA 1975A.

7.      Business classified by the Company as Directors and Officers Liability.

8.      Business classified by the Company as Securities Exchange Act Liability.

9.      Class I Railroads.

10.     Surplus relief.

11.     Funding plans.

12. Business classified by the Company as ocean marine. This exclusion, however, shall not apply with respect to legal liability arising out of the ownership, operation use of or navigation of ships or vessels:

        A. Classified as yachts, small pleasure crafts or sports fishing vessels; or

        B.    Operating exclusively in inland and/or coastal waters.

13. Insolvency Funds as per the Insolvency Funds Exclusion Clause, attached hereto.

14.     Aggregate Stop Loss business

Nevertheless, in the event the Company becomes liable for a risk excluded above without its knowledge, either by an existing insured extending its operations, automatic provisions of policy or as imposed by law, or by inadvertent acceptance, this Agreement shall apply in respect of such risk (except as regards exclusions 2, 5, 6 and 13) but only until discovery by the Company and, pending cancellation of such risk, for a period of 10 days in addition to the time permitted for cancellation in the Company's reinsurance policy, such total period not to exceed 120 days in all.

As respects casualty reinsurance accepted under this Agreement, if the insured's main operations are not excluded hereunder, exclusions listed above (except nos. 2, 5, 6 and 13) shall not apply provided such operations or perils are incidental to the insured's main operation. The Company shall be the sole judge of the meaning of the word "Incidental".

                                   ARTICLE III

AMOUNT OF COVER

No claim shall be made under this Agreement unless and until the Company shall have first sustained, as a result of any one risk, and/or in the aggregate where applicable, an ultimate net loss in excess of $500,000 and the Retrocessionaires shall be liable for the amount in excess of $500,000 ultimate net loss, any one risk, and/or in the aggregate where applicable; but the sum recoverable shall not exceed $1,500,000 ultimate net loss any one risk and/or in the aggregate where applicable.

It is agreed that the Retrocessionaire shall follow the definitions contained in the policies issued by the Company concerning any references made herein to the term "loss".

Notwithstanding the foregoing, it is further understood and agreed that within any contract year the Company shall retain, as a deductible, aggregate loss that would otherwise be recoverable hereunder, equal to 3% of the Company's Gross Net Written Premium Income, withheld for each contract year.

However, the sum recoverable by the Company shall not exceed 275.0% of the premium hereunder or $10,000,000, whichever is greater.

The Company shall bear a further retention in respect of Section B of the TERM AND CANCELLATION ARTICLE of up to 5% of the Estimated Premium under the 1987 and 1988 Reinsurance Agreement separately but only after paid losses under this Agreement exceed 17% of the Subject Matter Gross Net Written Premium Income.

The Company is permitted to purchase facultative, share, or surplus reinsurance in respect of any loss provided that such reinsurance shall inure to the benefit of the Company and/or the Retrocessionaire.

It is further understood and agreed that the Company is permitted to have share reinsurance on a ground up basis for special accounts which will be underwritten outside the scope of this Agreement.

                                   ARTICLE IV

ULTIMATE NET LOSS

The term "ultimate net loss" shall mean the sum actually paid by the Company (including 80% of any Extra Contractual Obligations as defined in the EXTRA CONTRACTUAL OBLIGATIONS ARTICLE hereof and 80% of any Loss in Excess of Original Policy Limits as defined in the EXCESS OF ORIGINAL POLICY LIMITS ARTICLE hereof) in settlement of losses or liability under its original policies after making deductions for all recoveries, all salvages and all claims upon other reinsurance whether collected or not and shall not include adjustment expenses arising from the settlement of losses except for settlement of claims where the original policy or reinsurance agreement include such expense within the limit of indemnity.

All salvages, recoveries, or payments recovered or received subsequent to a loss settlement under this Agreement shall be applied as if recovered or received prior to the aforesaid settlement and all necessary adjustments shall be made by the parties hereto. These amounts shall be applied in the inverse order to which liability applies. Nothing in this Article shall be construed to mean that losses under this Agreement are not recoverable until the Company's ultimate net loss has been ascertained.

                                    ARTICLE V

COSTS

In the event of a loss arising to which the Retrocessionaires hereon may be liable to contribute, they shall contribute to the adjustment costs incurred by the Company in the ratio that their proportion of the loss as finally settled bears to that total of the whole amount of such Ultimate Net Loss.

Adjustment costs shall exclude all office expense of the Company, all expenses for salaried employees and general retainer fees for counsel normally paid by the Company.

                                   ARTICLE VI

TERM AND CANCELLATION

Section A

This Agreement shall cover losses on new and renewal policies of the Company becoming effective during the period commencing 1st January, 1997 and ending 31st December, 1997 Local Standard Time.

Upon expiry the liability of the Retrocessionaires, with respect to policies in force on the expiry date, shall continue until the expiration, cancellation or next anniversary date of each such policy, whichever occurs first, but in no event shall the period of run-off exceed twelve months plus odd time. Odd time is defined as an additional twelve months.

Alternatively, the Company shall have the option to take back the in force business at the expiry date hereof with return of unearned Reinsurance Premium hereunder. Furthermore, contrary to the AMOUNT OF COVER ARTICLE the Company shall retain an amount of 3% of the earned Gross Net Written Premium Income rather than 3% of the Gross Net Written Premium Income and the dollar maximum recoverable will be reduced pro rata by the percentage that unearned Gross Net Written Premium Income bears to the Gross Net Written Premium Income.

With respect to General liability business written on an occurrence basis, all losses and claims shall be reported with full particulars by the Company to the Retrocessionaire within five years of the first loss report to the Company. No liability shall attach hereunder for any such loss or claim not reported within this period.

Section B

This Agreement shall also cover losses occurring on risks attaching during the period commencing 1st January, 1987 and ending 31st December, 1988, but only in respect of General Liability written on an occurrence basis where the loss is first reported to the Retrocessionaires during the period commencing 1st January, 1997 and ending 31st December, 1997.

                                   ARTICLE VII

LIABILITY OF THE RETROCESSIONAIRE

The Liability of the Retrocessionaire shall, subject always to the terms and conditions of this Agreement, begin and end simultaneously with that of the Company and shall be subject otherwise to the same general and special stipulations, clauses, waivers and modifications of the Company's policies and any endorsements thereon.

                                  ARTICLE VIII

ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified within a reasonable time after discovery. Nevertheless, the Article shall not apply with respect to loss reports rendered to the Reinsurer beyond the period required to afford coverage in accordance with the TERM AND CANCELLATION ARTICLE.

                                   ARTICLE IX

NET RETAINED LINES

This Agreement applies only to that portion of any reinsurance which the Company retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any reinsurances which the Company retains net for its own account shall be included.

The amount of the Retrocessionaire's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other Reinsurer, whether specific or general, any amount which may have become due from them, whether such inability arises from the insolvency of such other Reinsurer or otherwise.

                                    ARTICLE X
TERRITORY

This Agreement shall apply wherever the Company's policies apply.


                                   ARTICLE XI
PREMIUM

The Company shall pay to the Retrocessionaire a Deposit Premium of $918,000 payable $183,600 on 31st March, 1997, $183,600 on 30th June, 1997, $275,400 on
30th September, 1997 and $275,400 on 31st December, 1997.

At the end of each calendar quarter the Company shall report to the Retrocessionaire the accumulated Gross Net Written Premium Income.

The Reinsurance Premium hereunder shall be calculated by applying a gross cession rate of 20%, less the 3% rate withheld as an aggregate loss deductible, as outlined in the AMOUNT OF COVER ARTICLE, for a net cession rate of 17% to be applied to the Gross Net Written Premium Income for each quarter.

Should the Reinsurance Premium so calculated exceed the accumulated Deposit Premium already paid, then the Company shall remit the balance due to the Retrocessionaire within sixty days from expiry. Should the final Reinsurance Premium so calculated be less than the premium already paid, but only after the Gross Net Written Premium Income has fully developed, then the Retrocessionaire shall remit the balance due to the Company immediately upon receipt of the report.

The term "Gross Net Written Premium Income" shall mean the written premiums on business covered under this Agreement, less cancellations and returns and less any premiums paid for reinsurance, recoveries under which would inure to the Retrocessionaire's benefit.


                                   ARTICLE XII

OFFSET

The Company and any Retrocessionaires may offset any balances, whether on account of premium, claims, losses, adjustment expense, salvage or any other amount due from one party to the other under this Agreement.

                                  ARTICLE XIII

LETTER OF CREDIT

(This Clause is only applicable to those Retrocessionaires who cannot qualify for credit by the State having jurisdiction over the Company's loss reserves and unearned premium reserves).

As regards policies or bonds issued by the Company coming within the scope of this Agreement, the Company agrees that when they shall file with the Insurance Department or set up on its books reserves for losses covered hereunder or unearned premium reserves on policies subject to this Agreement, which it shall be required to set up by law it will forward to the Retrocessionaires a statement showing the proportion of such loss reserves and unearned premium reserves which is applicable to them.

The Retrocessionaires hereby agree that they will apply for and secure delivery to the Company a clean irrevocable and unconditional Letter of Credit issued by a bank chosen by the Retrocessionaire and acceptable to the appropriate insurance authorities, in an amount equal to the Retrocessionaires' proportion of the loss reserves calculated in accordance with a formula agreed with Retrocessionaires, and allocated loss expenses relating thereto or unearned premium reserves as shown in the statement prepared by the Company.

The Letter of Credit shall be "Evergreen" and shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days prior to any expiration date, the bank shall notify the Company by certified or registered mail that it elects not to consider the Letter of Credit extended for any additional period.

The bank chosen for the issuance of the Letter of Credit shall have no responsibility whatsoever in connection with the proprietary of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorised representatives of the Company.

At annual intervals, or more frequently as agreed but never more frequently than semiannually, the Company shall prepare a specific statement, for the sole purpose of amending the Letter of Credit, of the Retrocessionaire's share of outstanding losses and allocated expenses relating thereto or unearned premium reserves on policies subject to this Agreement. If the statement shows that the Retrocessionaire's share of such losses and allocated loss expenses and/or the unearned premium reserves, exceeds the balance of credit as of the statement date, the Retrocessionaire shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Company of an amendment of the Letter of Credit increasing the amount of credit by the amount of such difference. If, however, the statement shows that the Retrocessionaire's share of outstanding losses plus allocated loss expenses or unearned premium reserves, relating thereto is less than the balance of credit as of the statement date, the Company shall, within thirty (30) days after receipt of written request from the Retrocessionaire, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

                                   ARTICLE XIV

NOTICE OF LOSS AND LOSS SETTLEMENTS

In the event of a loss which in the Company's opinion is likely to give rise to a claim hereunder, and which exceeds 50% of the deductible of $500,000 prompt notice thereof shall be given to the Retrocessionaire through Ballantyne, McKean & Sullivan Limited, Latham House, 16 Minories, London EC3N 1AN.

All loss settlements made by the Company, provided same are within the terms of this Agreement, shall be unconditionally binding upon the Retrocessionaire and amounts falling to the share of the Retrocessionaire shall be immediately payable by it upon reasonable evidence of the amount paid or to be paid being given by the Company.


                                   ARTICLE XV

AUTOMATIC REINSTATEMENT

In the event of any claim arising or payments made under this Agreement, the indemnity provided hereby shall be automatically reinstated to the original amount without the payment of any additional premium.


                                   ARTICLE XVI

EXCESS OF ORIGINAL POLICY LIMITS

This Agreement shall protect the Company, within the limits hereof, in connection with any loss in excess of the limit of its original policy, such loss in excess of the limit having been incurred because of failure by it to settle within the policy limit or by reason of alleged or actual negligence or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

The date on which an Excess of Policy Limit amount is incurred by the Company shall be deemed, in all circumstances, to be the date of the original accident, casualty, disaster or loss occurrence and furthermore, for the purposes hereof be deemed to follow the Loss Reporting provisions of this Agreement. With regard to policies issued on a claims made basis such date shall be the date the claim was first made.

However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

For the purposes of this Article, the word 'loss' shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original Policy.

                                  ARTICLE XVII

EXTRA CONTRACTUAL OBLIGATIONS

This Agreement shall protect the Company within the limits hereof, where the ultimate net loss includes any Extra Contractual Obligations. "Extra Contractual Obligations" are defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its Insured or in the preparation or prosecution of an appeal consequent upon such action.

The date on which an Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original accident, casualty, disaster or loss occurrence and furthermore, for the purposes hereof be deemed to follow the Loss Reporting provisions of this Agreement. With regard to policies issued on a claims made basis such date shall be the date the claim was first made.

However, this Article shall not apply where the loss has been incurred due to fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organisation or party involved in the presentation, defense or settlement of any claim covered hereunder.

                                  ARTICLE XVIII

ACCESS TO RECORDS

The Retrocessionaire or its duly accredited representatives shall have the right after providing reasonable notice to inspect the books and records of the Company at all reasonable times for the purpose of obtaining information concerning this Agreement or the subject matter thereof.

                                   ARTICLE XIX

CURRENCY

All accounts shall be rendered and payments made in United States dollars. For the purpose of converting foreign currency into United States dollars, the rates of exchange shall be the rates stipulated from time to time by the Treasurer of the Company in accordance with the mean rates of exchange ruling in New York, New York and used within the Company as the basis of all currency transactions.


Notwithstanding the above, the Company shall be obligated:

1. In the event of blocked currencies, to notify the Retrocessionaire of their existence and to adjust subsequent accounts to reflect exchange rates realized when currencies become unblocked.

2. In the event of significant changes in exchange rates between recording dates of premium and collection thereof to notify the Retrocessionaire and adjust subsequent accounts accordingly.

3. In the administration of the two preceding paragraphs to deal impartially with any such adjustment.


                                   ARTICLE XX

ARBITRATION

Any difference of opinion between the Company and the Retrocessionaires with respect to the interpretation of this Agreement or the performance of the obligations under this Agreement shall be submitted to arbitration. Each party shall select an arbitrator within thirty days after written request for arbitration has been received from the party requesting arbitration. If either party refuses or neglects to appoint an arbitrator within thirty days after receipt of written notice from the other party requesting it to do so, the requesting party may appoint two arbitrators. The two arbitrators shall select a third arbitrator within ten days after both have been appointed. Should the arbitrators fail to agree on a third arbitrator, then the third arbitrator shall be selected pursuant to the commercial arbitration rules of the American Arbitration Association. The arbitrators shall be officials or former officials of other insurance or reinsurance companies, or disinterested Underwriters at Lloyd's, London.

The decision in writing of any two arbitrators, when filed with the parties hereto, shall be final and binding on both parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration proceedings are to be governed by the rules of the American Arbitration Association and the New York State arbitration law. The arbitration is to take place in New York, New York unless another location is mutually agreed upon between the Company and the Retrocessionaires.

                                   ARTICLE XXI

SERVICE OF SUIT (U.S.A.)

(Applicable only to those Retrocessionaires who are domiciled outside the United States of America).

In the event of the failure of Retrocessionaires hereon to pay any amount claimed to be due hereunder, Retrocessionaires hereon, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States of America. Nothing in this

Article constitutes or should be understood to constitute a waiver of Retrocessionaires rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States. It is Further agreed that service of process in such suit may be made upon Messrs Mendes and Mount, 750 Seventh Avenue, New York, N.Y. 10019-6829, and that in any suit instituted against any one of them upon this Agreement, Retrocessionaires will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

The above-named are authorised and directed to accept service of process on behalf of Retrocessionaires in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they will enter a general appearance on behalf of Retrocessionaires in the event such a suit shall be instituted.

Further pursuant to any statute of any state, territory or district of the United States of America which makes provision therefor Retrocessionaires hereby designate the Superintendent, Commissioner or Director of Insurance or other officer, specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement, and hereby designate the above-named as the firm to whom the said officer is authorized to mail such process or a true copy thereof.

                                  ARTICLE XXII

INSOLVENCY

In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator, or statutory successor of the Company shall give written notice to the Retrocessionaire of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Retrocessionaires within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim the Retrocessionaire may investigate such claim and interpose, at their own expense in the proceeding where such claim is to be adjudicated, any defense or defenses that they may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Retrocessionaires shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Retrocessionaires.

Where two or more Retrocessionaires on this Agreement are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of the reinsurance Agreement as though such expense has been incurred by the Company.

                                  ARTICLE XXIII

INTERMEDIARY

Ballantyne, McKean & Sullivan Ltd., Latham House, 16, Minories, London, EC3N 1AN, is hereby recognised as the Intermediary negotiating this Agreement for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Retrocessionaires through Ballantyne, McKean & Sullivan Ltd. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Retrocessionaires. Payments by the Retrocessionaires to the Intermediary shall be deemed only to constitute payment to the Company to the extent that such payments are actually received by the Company.

                        INSOLVENCY FUNDS EXCLUSION CLAUSE

This Contract excludes all liability of the Reinsured arising, by contract, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Reinsured of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

      NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - U.S.A.

(1) This Contract does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2) Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this contract all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

LIMITED EXCLUSION PROVISION.*

    I. It is agreed that the policy does not apply under any liability coverage, to injury, sickness, disease, death or destruction bodily injury or property damage with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

    II. Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

    III. The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

         (a)     become effective on or after 1st May, 1960, or

         (b) become effective before that date and contain the Limited Exclusion Provision set out above;

         provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3) Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this Contract the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

         Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

         shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

BROAD EXCLUSION PROVISION.*

It is agreed that the policy does not apply:

    I.   Under any Liability Coverage, to injury, sickness, disease, death or destruction bodily injury or property damage

         (a) with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

         (b) resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or
                 (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

    II. Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to immediate medical or surgical relief, first aid, to expenses incurred with respect to bodily injury, sickness, disease or death bodily injury resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organisation.

    III. Under any Liability Coverage, to injury, sickness, disease, death or destruction bodily injury or property damage resulting from the hazardous properties of nuclear material, if

         (a) the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

         (b) the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

         (c) the injury, sickness, disease, death or destruction bodily injury or property damage arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility. property damage to such nuclear facility and any property thereat.

    IV.  As used in this endorsement:

         "HAZARDOUS PROPERTIES" include radioactive, toxic or explosive properties; "NUCLEAR MATERIAL" means source material, special nuclear material or byproduct material; "SOURCE MATERIAL", "SPECIAL NUCLEAR MATERIAL", and "BYPRODUCT MATERIAL" have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; "SPENT FUEL" means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; "WASTE" means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; "NUCLEAR FACILITY" means.

         (a)     any nuclear reactor,

         (b) any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

         (c) any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

         (d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; "NUCLEAR REACTOR" means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

                 With respect to injury to or destruction of property, the word"injury" or "destruction" includes all forms of radioactive contamination of property

                 "property damage" includes all forms of contamination of property

    V. The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

         (i) Garage and Automobile Policies issued by the Reassured on New York risks, or

         (ii) statutory liability insurance required under Chapter 90, General Laws of Massachusetts,

         until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

 (4) Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters' Association or the Independent Insurance Conference of Canada.


*NOTE. The words contained between asterisks in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.


AMENDMENT TO DEFINITION OF WASTE

It is agreed that the definition of "Waste" contained in this Clause is amended to read as follows:

         "WASTE" MEANS ANY MATERIAL

(a) containing by-product material other than the tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily for its source material content, and

(b) resulting from the operation by any person or organisation of any nuclear facility included under the first two paragraphs of the definition of nuclear facilitiy.



In accordance with NMA 1590 (21/9/67)

      NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - CANADA

1. This Contract does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2. Without in any way restricting the operation of paragraph 1 of this clause it is agreed that for all purposes of this Contract all the original liability contracts of the Reassured whether new, renewal or replacement, of the following classes, namely,

         Personal Liability
         Farmers' Liability
         Storekeepers' Liability

         which become effective on or after 31st December 1984, shall be deemed to include, from their inception dates and thereafter, the following provision:-

         Limited Exclusion Provision.

         This Policy does not apply to bodily injury or property damage with respect to which the Insured is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforcible by the Insured) issued by the Nuclear Insurance Association of Canada or any other group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limits of liability.

         With respect to property, loss of use of such property shall be deemed to be property damage.

3. Without in any way restricting the operation of paragraph 1 of this clause it is agreed that for all purposes of this Contract all the original liability contracts of the Reassured, whether new, renewal or replacement, of any class whatsoever (other than Personal Liability, Farmers' Liability, Storekeepers' Liability or Automobile Liability contracts), which become effective on or after 31st December 1984, shall be deemed to include from their inception dates and thereafter, the following provision:-

         Broad Exclusion Provision

         It is agreed that this Policy does not apply:

          (a) To liability imposed by or arising under the Nuclear Liability Act; nor

          (b) to bodily injury or property damage with respect to which an Insured under this policy is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforcible by the Insured) issued by the Nuclear Insurance Association of Canada or any other insurer or group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limit of liability; nor

          (c) to bodily injury or property damage resulting directly or indirectly from the nuclear energy hazard arising from:

                 (i) the ownership, maintenance, operation or use of a nuclear facility by or on behalf of an Insured;

                 (ii) the furnishing by an Insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility; and

                 (iii) the possession, consumption, use, handling, disposal or transportation of fissionable substances, or of other radioactive material (except radioactive isotopes, away from a nuclear facility, which have reached the final stage of fabrication so as to be useable for any scientific, medical, agricultural, commercial or industrial purpose) used, distributed, handled or sold by an Insured.

As used in this Policy:

1. The term "nuclear energy hazard" means the radioactive, toxic, explosive, or other hazardous properties of radioactive material;

2. The term "radioactive material" means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances that the Atomic Energy Control Board may, by regulation, designate as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy;

3.       The term "nuclear facility" means:

         (a) any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;

         (b) any equipment or device designed or used for (i) separating the isotopes of plutonium, thorium and uranium or any one or more of them, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packaging waste;

         (c) any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or any one or more of them if at any time the total amount of such material in the custody of the Insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;

         (d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste radioactive material;

         and includes the site on which any of the foregoing is located, together with all operations conducted thereon and all premises used for such operations.

4. The term "fissionable substance" means any prescribed substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.

5. With respect to property, loss of use of such property shall be deemed to be property damage.

In accordance with NMA 1979 (11/10/84)

           NUCLEAR ENERGY RISKS EXCLUSION CLAUSE (REINSURANCE) (1994)
                      (WORLDWIDE EXCLUDING U.S.A. & CANADA)

This Contract shall exclude Nuclear Energy Risks whether such risks are written directly and/or by way of reinsurance and/or via Pools and/or Associations.

For all purposes of this Contract Nuclear Energy Risks shall mean all first party and/or third party insurances or reinsurances (other than Workers' Compensation and Employers' Liability) in respect of:-

           (I) All Property on the site of a nuclear power station.

           Nuclear Reactors, reactor buildings and plant and equipment therein on any site other than a nuclear power station.

           (II) All Property, on any site (including but not limited to the sites referred to in (I) above) used or having been used for :-

                (a)        The generation of nuclear energy; or

                (b)        The production Use or Storage of Nuclear Material.

           (III) Any other Property eligible for insurance by the relevant local Nuclear Insurance Pool and/or Association but only to the extent of the requirements of that local Pool and/or Association.

           (IV) The supply of goods and services to any of the sites, described in (I) to (III), above unless such insurances or reinsurances shall exclude the perils of irradiation and contamination by Nuclear Material.

           Except as undernoted, Nuclear Energy Risks shall not include

           (I) Any insurance or reinsurance in respect of the construction or erection or installation or replacement or repair or maintenance or decommissioning of Property as described in (I) to (III) above (including contractors' plant and equipment).

           (II) Any Machinery Breakdown or other Engineering insurance or reinsurance not coming within the scope of (I) above.

           Provided always that such insurance or reinsurance shall exclude the perils of irradiation and contamination by Nuclear Material.

           However, the above exemption shall not extend to :-

           (1) The provision of any insurance or reinsurance whatsoever in respect of :

           (a) Nuclear Material;

           (b) any Property in the High Radioactivity Zone or Area of any Nuclear Installation as from the introduction of Nuclear Material or for reactor installations - as from fuel loading or first criticality where so agreed with the relevant local Nuclear Insurance Pool and/or Association.

           (2) The provision of any insurance or reinsurance for the undernoted perils:

                  -fire, lightning, explosion;
                  -earthquake;
                  -aircraft and other aerial devices or articles dropped therefrom;

                  -irradiation and radioactive contamination; -any other peril insured by the relevant local Nuclear Insurance Pool and/or Association.

                  in respect of any other Property not specified in (1) above which directly involves the production, use or storage of Nuclear Material as from the introduction of Nuclear Material into such Property.

Definitions

                  "Nuclear Material" means:

                  (I) nuclear fuel, other than natural uranium and depleted uranium, capable of producing energy by a self-sustaining chain process of nuclear fission outside a Nuclear Reactor, either alone or in combination with some other material; and

                  (ii) Radioactive Products or Waste.

                  "Radioactive Products or Waste" means any radioactive material produced in, or any material made radioactive by exposure to the radiation incidental to the production or utilisation of nuclear fuel, but does not include radioisotopes which have reached the final stage of fabrication so as to be usable for any scientific, medical, agricultural, commercial or industrial purpose.

                  "Nuclear Installation" means

                  (i) any Nuclear Reactor;

                  (ii) any factory using nuclear fuel for the production of Nuclear Material, or any factory for the processing of Nuclear Material, including any factory for the reprocessing of irradiated nuclear fuel: and

                  (iii) any facility where Nuclear Material is stored, other than storage incidental to the carriage of such material.

                  "Nuclear Reactor" means any structure containing nuclear fuel in such arrangement that a self sustaining chain process of nuclear fission can occur therein without an additional source of neutrons.

                  "Production, Use or Storage of Nuclear Material" means the production, manufacture, enrichment, conditioning, processing, reprocessing, use, storage, handling and disposal of Nuclear Material.

                  "Property" shall mean all land, buildings, structures, plant, equipment, vehicles, contents (including but not limited to liquids and gases) and all materials of whatever description whether fixed or not.

                  "High Radioactivity Zone or Area" means:

                  (i) for nuclear power stations and Nuclear Reactors, the vessel or structure which immediately contains the core (including its supports and shrouding) and all the contents thereof, the fuel elements, the control rods and the irradiated fuel store; and

                  (ii) for non reactor Nuclear Installations, any area where the level of radioactivity requires the provision of a biological shield.


                  In accordance with NMA 1975A (1/4/94)